Exhibit 99.1

NEWS RELEASE

For Immediate Release

For Further Information Contact:
LeAnn Cain, Senior Marketing & Public Relations Manager
304-769-1138
leann.cain@bankatcity.com

City National Bank named one of the best employers in West Virginia

Charleston, W.Va. (May 5, 2016) — City National Bank was recently named a Five-Diamond Employer by the West Virginia Chamber of Commerce. One of only three companies to receive this honor, City was recognized for its outstanding employee policies, opportunities for continuing education and community service participation.
“This award is a testament to the kind of people that City is fortunate enough to have on our team,” City National Bank President & CEO Skip Hageboeck said. “City employees strive for excellence in their professional roles, and they donate their time and talent to make a positive impact in communities across the state. We try our best to give them every opportunity to succeed in both areas, and we are honored to be recognized along with these other West Virginia businesses.”
City was presented with the award at the West Virginia Chamber of Commerce’s annual Human Resources Conference in Charleston in April. All chamber member companies doing business in the state were eligible for the award. This year’s other winners were HealthNet Aeromedical Services and WVU Medicine.
The West Virginia Chamber of Commerce is the state’s largest, most influential business organization with members in each of the state’s 55 counties representing over one-half of the state’s workforce.

About City National Bank
City National Bank, headquartered in Charleston, W.Va., is among the strongest and most financially sound in the nation. City has 85 locations with the majority – 57 – in West Virginia. City today employs approximately 875 professionals.